Exhibit 23.2
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-218066, 333-216323, 333-209732, 333-202496, 333-194054, 333-185025, 333-172379 and 333-166245) of Calix, Inc., of our report dated February 25, 2016 (except Note 2, as to which the date is March 13, 2018), with respect to the consolidated financial statements of Calix, Inc. for the year ended December 31, 2015, included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

San Jose, California
March 13, 2018